Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 21, 2007 on the financial statements and financial highlights of SunAmerica Equity Funds (comprised of Balanced Assets Fund, International Equity Fund, Blue Chip Growth Fund, Growth & Income Fund, Disciplined Growth Fund, Value Fund, Growth Opportunities Fund, New Century Fund, and International Small Cap Fund) as of and for the year ended September 30, 2007 in the Post-Effective Amendment Number 47 to the Registration Statement (Form N-1A No. 33-8021/811-4801).

ERNST & YOUNG LLP

Houston, Texas

January 24, 2008